Exhibit 5.1

December 21, 2007

Board of Directors

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Ladies and Gentlemen:

We are acting as counsel to PAETEC Holding Corp., a Delaware corporation (the “Company”), and to each of the Company’s direct and indirect subsidiaries identified on Exhibit A attached hereto (each a “Subsidiary” and collectively, the “Subsidiaries”) in connection with their registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission and relating to the proposed offering of up to $300,000,000 in aggregate principal amount of 9.5% Senior Notes due 2015 which are guaranteed by the Subsidiaries (the “Exchange Notes”) in exchange for up to $300,000,000 in aggregate principal amount of 9.5% Senior Notes due 2015 (the “Original Notes”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 1 attached hereto. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and the Trustee has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdiction, (iv) the Indenture constitutes a valid and binding obligation of the Trustee, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the

Board of Directors

December 21, 2007

negotiation, execution or delivery of the Indenture and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws. With respect to clause (ii) above, the opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as being applicable to the transactions contemplated in the documents listed on Schedule 1 attached hereto.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) following the effectiveness of the Registration Statement and receipt by the Company of the Original Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company and the Subsidiaries referred to on Schedule 1 attached hereto, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes pursuant to the terms of the Indenture, the Exchange Notes will constitute a valid and binding obligation of the Company and the guarantee of each Subsidiary will constitute a valid and binding obligation of such Subsidiary.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

Board of Directors

December 21, 2007

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.

Exhibit A

PAETEC Corp.

PaeTec Integrated Solutions Group, Inc.

PAETEC iTel, L.L.C.

PaeTec Software Corp.

US LEC Corp.

US LEC of Alabama Inc.

US LEC of Florida Inc.

US LEC of Maryland Inc.

US LEC of New York Inc.

US LEC of North Carolina Inc.

US LEC of South Carolina Inc.

US LEC of Tennessee Inc.

PaeTec Communications, Inc.

PaeTec Communications of Virginia, Inc.

US LEC Communications Inc.

US LEC of Georgia Inc.

US LEC of Pennsylvania Inc.

US LEC of Virginia L.L.C.

Schedule 1

1.	Executed copy of the Registration Statement.

2.	Executed copy of the Indenture, dated as of July 10, 2007 (the “Indenture”), by and among the Company, the other Guarantors named therein and The Bank of New York, as Trustee (the “Trustee”).

3.	Executed copy of the Supplemental Indenture, dated as of September 25, 2007, by and among the Company, the New Guarantors named therein and Trustee.

4.	Executed copies of the Original Notes.

5.	Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on December 14, 2007 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	The certificate of incorporation of each Subsidiary that is a corporation and the certificate of formation of each Subsidiary that is a limited liability company, as certified by the Secretary of each Subsidiary on the date hereof as being complete, accurate and in effect.

8.	The bylaws of each Subsidiary that is a corporation and the operating agreement of each Subsidiary that is a limited liability company, as certified by the Secretary of each Subsidiary on the date hereof as being complete, accurate and in effect.

9.	Certain resolutions of the Board of Directors of the Company adopted by written consents effective on June 22, 2007 and June 27, 2007, and resolutions of the Pricing Committee of the Board of Directors of the Company adopted at a meeting held on June 27, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the authorization and issuance of the Exchange Notes and authorization of the Indenture, as well as arrangements in connection therewith.

10.	Certain resolutions of (i) the Board of Directors of PAETEC Corp. adopted by written consent effective on July 6, 2007 (ii) the Board of Directors of US LEC Corp. adopted by written consent effective on July 9, 2007 and (iii) of the Board of Directors, Board of Managers or Member, as applicable, of each other Subsidiary adopted at a joint meeting held on June 27, 2007, each as certified by the Secretary of each of the Subsidiaries on the date hereof as being complete, accurate and in effect, relating to, among other things, the authorization and issuance of the Exchange Notes and authorization of the Indenture, as well as arrangements in connection therewith.

11.	A certificate of certain officers of the Company and the Subsidiaries, dated as of the date hereof, as to certain facts relating to the Company and the Subsidiaries, respectively.